Exhibit 99.2

W. R. Grace & Co.
Grace Packaging
Special-Purpose Combined
Financial Statements
December 31, 1997 and 1996
and for each of the three years in the
period ended December 31, 1997


    Special-Purpose Report of Independent Certified Public Accountants


February 23, 1998, except for Note 17,
as to which the date is March 30, 1998

To the Board of Directors and Shareholders of
W. R. Grace & Co.


We have audited the accompanying special-purpose combined balance sheet of
W. R. Grace & Co. and its packaging business, excluding the Darex Container Products business (the "Company") as of December 31, 1997 and 1996, and the related special-purpose combined statements of earnings and cash flows for each of the three years in the period ended December 31, 1997. These special-purpose combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the special-purpose combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special-purpose combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that our audits provide a reasonable basis for our opinion.

The accompanying special-purpose combined financial statements were prepared on the basis of presentation described in Note 1, and are not intended to be a complete presentation of the consolidated assets, liabilities, revenues and expenses of W. R. Grace & Co.

As disclosed in Note 14 to the accompanying special-purpose combined financial statements, the packaging business has engaged in various transactions and relationships with affiliated entities. The terms of these transactions may differ from those that would result from transactions among unrelated parties.

In our opinion, the accompanying special-purpose combined financial statements audited by us present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and its earnings and cash flows for each of the three years in the period ended December 31, 1997 pursuant to the basis of presentation described in
Note 1, in conformity with generally accepted accounting principles.



Price Waterhouse LLP
Ft. Lauderdale, Florida


W. R. Grace & Co.
Grace Packaging
Special-Purpose Combined Statement of Earnings
(Dollars in thousands, except for per share data)

                                                                    1997           1996           1995
                                                                -----------    -----------    -----------

Net sales                                                        $1,833,111     $1,741,602     $1,705,642
Cost of sale                                                      1,187,109      1,151,006      1,078,100
                                                                -----------    -----------    -----------
  Gross profit                                                      646,002        590,596        627,542

Marketing, administrative and development expenses                  363,814        342,149        361,735
Restructuring costs and asset impairments                            14,444         74,947         17,745
                                                                -----------    -----------    -----------
  Operating profit                                                  267,744        173,500        248,062

Other expenses, net                                                   4,072          3,678         12,589
                                                                -----------    -----------    -----------
Earnings before income taxes                                        263,672        169,822        235,473
Income taxes                                                         89,940         69,992         94,581
                                                                -----------    -----------    -----------
Net earnings                                                       $173,732        $99,830       $140,892
                                                                ===========    ===========    ===========

See accompanying Notes to Special-Purpose Combined Financial Statements.

Special-Purpose Combined Balance Sheet
(Dollars in thousands, except for per share data)

                                                                                                        December 31,
                                                                                       -------------------------------------------
                                                                                               1997                     1996
                                                                                       --------------------    -------------------
Assets
Current Assets
Cash and cash equivalents                                                              $    -                  $    -
Notes and accounts receivable, net of allowances
   for doubtful accounts of $7,256 in 1997 and $5,734 in 1996                              272,194                262,392
Inventories                                                                                225,976                219,311
Deferred income taxes                                                                       22,323                 22,409
Other current assets                                                                         6,865                 10,981
                                                                                        ----------              ---------
  Total Current Assets                                                                     527,358                515,093
Properties and equipment, net                                                            1,040,152              1,121,762
Goodwill, less accumulated amortization of $392 in 1997 and $88 in 1996                     13,433                  8,650
Deferred income taxes                                                                            -                    956
Other assets                                                                                65,888                 56,427
                                                                                        ----------              ---------
  Total Assets                                                                          $1,646,831             $1,702,888
                                                                                        ----------              ---------
Liabilities and Equity
Current Liabilities
Accounts payable                                                                        $  114,907             $  130,855
Other current liabilities                                                                   68,710                106,655
                                                                                        ----------              ---------
  Total Current Liabilities                                                                183,617                237,510
Deferred income tax liability                                                               13,939                      -
Other liabilities                                                                           96,647                 83,588
                                                                                        ----------              ---------
  Total Liabilities                                                                        294,203                321,098
                                                                                        ----------              ---------
Commitments and contingencies (Notes 7 and 15)
Equity
Equity                                                                                   1,482,682              1,428,925
Cumulative translation adjustments                                                        (130,054)               (47,135)
                                                                                        ----------              ---------
  Total Equity                                                                           1,352,628              1,381,790
                                                                                        ----------              ---------
  Total Liabilities and Equity                                                          $1,646,831             $1,702,888
                                                                                        ----------              ---------

See accompanying Notes to Special-Purpose Combined Financial Statements.

Special-Purpose Combined Statement Of Cash Flows
(Dollars in thousands, except for per share data)

                                                                       1997             1996             1995
                                                                   -----------       -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:                               $173,732         $99,830          $140,892
  Net earnings
  Adjustments to reconcile net earnings to cash
  provided by operating activities:
    Depreciation and amortization of property and equipment          106,563          90,914            75,578
    Other depreciation and amortization                                4,517           3,466             4,779
    Restructuring                                                      3,616          47,947            11,145
    Asset impairment                                                  10,828          27,000             6,600
    Deferred tax provisions                                           14,981          (9,754)           (8,838)
    Net loss/(gain) on disposals of property and equipment             2,474            (929)            2,071
  Changes in operating assets and liabilities, net of assets and liabilities acquired
      Notes and accounts receivable                                   (5,236)        (36,758)          (25,506)
      Inventories                                                        116          38,784           (43,516)
      Other current assets                                             5,028             507             3,784
      Other assets                                                   (18,128)        (22,754)          (14,765)
      Accounts payable                                               (23,183)        (18,761)           (7,892)
      Other accrued liabilities                                      (47,936)        (16,550)            1,301
      Other liabilities                                                7,942           4,659            11,046
                                                                     -------         -------           -------
      Net cash provided by operating activities                      235,314         207,601           156,679
                                                                     -------         -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment                   (101,997)       (294,503)         (293,272)
  Proceeds from sales of property and equipment                        1,882           1,457               246
  Businesses acquired in purchase transactions, net of cash
  acquired and debt assumed                                          (15,224)        (16,037)               -
                                                                     -------         -------           -------
    Net cash used in investing activities                           (115,339)       (309,083)         (293,026)
                                                                     -------         -------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt                                     -               -                 -
  Net advances (to)/from W. R. Grace & Co. - Conn.                   (119,975)        101,482           136,347
                                                                     -------         -------           -------
    Net cash (used) provided by financing activities                (119,975)        101,482           136,347
                                                                     -------         -------           -------
Effect of exchange rate changes on cash and cash equivalents               -               -                 -
CASH AND CASH EQUIVALENTS:
  Net change during period                                                 -               -                 -
  Balance, beginning of period                                             -               -                 -
                                                                     -------         -------           -------
    Balance, end of period                                          $      -      $        -         $       -
                                                                     -------         -------           -------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Cash paid during the year for income taxes                        $ 74,959      $   79,746         $ 103,419
                                                                     =======         =======           =======

See accompanying Notes to Special-Purpose Combined Financial Statements.

NOTES TO SPECIAL-PURPOSE COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, except for per share data)

Note 1.  Basis of Presentation
General

W. R. Grace & Co. ("WRG"), through its subsidiaries, is a leading manufacturer of packaging and specialty chemicals. The assets and liabilities of WRG's packaging and specialty chemicals businesses are currently owned by W. R. Grace & Co.-Conn. ("Grace Specialty
Chemicals"), a direct wholly owned subsidiary of WRG, and its subsidiaries.

In August 1997, WRG and Sealed Air Corporation ("Sealed Air") entered into a definitive agreement ("Merger Agreement," and, together with related agreements, "Transaction Agreements") to combine WRG's packaging business, excluding the Darex Container Products business, with the business of Sealed Air. Under the Transaction Agreements, WRG will separate its packaging business and its specialty chemicals businesses into two separate groups of subsidiaries (the "Separation"); WRG will contribute the stock of Grace Specialty Chemicals to another wholly owned subsidiary, which will be renamed "W. R. Grace & Co." ("New Grace"), and will spin off New Grace to WRG's shareholders (the "Spin-off"); WRG (which, after the Spin-off, will own only WRG's packaging business) will be recapitalized (the "Recapitalization"); and a subsidiary of WRG will merge with Sealed Air (the "Merger"). The Separation, Spin-off and Recapitalization are collectively referred to as the "Reorganization". Upon consummation of the Reorganization and Merger, WRG will be renamed "Sealed Air Corporation" ("New Sealed Air").

Prior to the spin-off, WRG and a packaging subsidiary will borrow approximately $1,200,000 and transfer these funds to New Grace (the "Cash Transfer"), and New Sealed Air will remain responsible for repaying the $1,200,000.

The special-purpose combined financial statements of WRG and its packaging business, excluding the Darex Container Products business ("Grace Packaging," and, together with WRG, the "Company"), have been prepared pursuant to Section 6.7(a) of the Merger Agreement, and exclude all the assets, liabilities (including contingent liabilities), revenues and expenses of WRG other than the assets, liabilities, revenues and expenses of Grace Packaging. As used herein, "Grace" refers to the consolidated businesses of W. R. Grace & Co. prior to the consummation of the Reorganization.

Grace Packaging is Grace's largest product line and includes the following trademarked products: Cryovac([Registered]) flexible packaging systems, Formpac([Trademark]) rigid foam trays, and Omicron([Trademark]) rigid plastic cups and tubs. Grace Packaging is primarily engaged in producing flexible packaging materials used in food processing and industrial and consumer products, as well as packaging equipment.

Basis of Combination

The special-purpose combined financial statements have been prepared using Grace's historical basis of accounting and include the assets, liabilities, revenues, expenses and related taxes on income of Grace Packaging previously included in the consolidated financial statements of Grace, and, as such, include certain assets and liabilities of Grace Packaging that will be retained by New Grace following the Reorganization, as contemplated by the Transaction Agreements. Additionally, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55"), the special-purpose combined financial statements have been adjusted to include certain expenses incurred by Grace on Grace Packaging's behalf. See Note 14 for a discussion of these corporate allocations.

The special-purpose combined financial statements do not include an allocation of Grace's debt and related interest expense (except for interest capitalized as a component of properties and equipment). Therefore, the special-purpose combined financial statements may not necessarily reflect the financial position and results of operations that would have occurred had Grace Packaging been a stand-alone entity on the dates, and for the periods, indicated. All transactions between and among Grace Packaging entities have been eliminated.

The special-purpose combined financial statements also exclude dividends paid by Grace to its shareholders, as the obligation to pay such dividends was incurred by Grace and not by Grace Packaging on a stand-alone basis. See Note 12 for a discussion of equity.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities (including contingent assets and liabilities) at the dates of the special-purpose combined financial statements and the reported revenues and expenses during the periods presented. Actual amounts could differ from those estimates.

Financial Instruments

Gains and losses on contracts that hedge firmly committed foreign currency transactions are deferred and recorded in income or as adjustments of carrying amounts in the period in which the related transactions are consummated.

Inventories

Inventories are stated at the lower of cost or market.  The costs of most
U.S. inventories are determined on a last-in, first-out ("LIFO") basis, while the costs of other inventories are determined on a first-in, first-out ("FIFO") basis.

Properties and Equipment

Properties and equipment are stated at cost, except for properties and equipment that have been impaired, for which the carrying amount is reduced to estimated fair value. Significant improvements are capitalized; repairs and maintenance costs that do not extend the lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any resulting gain or loss is included in income when the assets are disposed of.

The cost of properties and equipment is depreciated over estimated useful lives on a straight-line basis as follows: buildings - 20 to 40 years, and machinery and other property and equipment - three to 20 years.

Goodwill and Other Intangible Assets

Goodwill arises from certain purchase transactions and is amortized on a straight-line basis, generally over 40 years; other intangible assets are amortized over their estimated lives on a straight-line basis.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews the carrying value of its assets for impairment whenever events or changes in circumstances indicate that the
carrying amount of assets may not be fully recoverable.   The Company considers
various valuation factors, including discounted cash flows, fair values and replacement costs, to assess any impairment of goodwill and other long-lived assets.

Stock-Based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), in 1996. As permitted by SFAS No. 123, the Company continues to follow the measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees," and does not recognize stock compensation expense with respect to its stock-based incentive plans, because it is the Company's practice to grant options at an exercise price that is equal to the market value of the Company's stock on the grant date.

Foreign Currency Translation

The Company follows the provisions of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"). In locations that are not considered highly inflationary under SFAS No. 52, the local currency is considered to be the functional currency. As a result, the balance sheets of the Company's foreign operations are translated at the current exchange rate and statements of earnings are translated at the average exchange rate during the applicable period (except where a country has a highly inflationary economy). Assets and liabilities of the Company's operations in countries with highly inflationary economies are translated at the current exchange rate, except that properties and equipment and inventories are translated at historical exchange rates. Items included in statements of earnings of the Company's operations in countries with highly inflationary economies are translated at average rates of exchange prevailing during the period, except that depreciation and costs of sales are translated at historical rates.

Income Taxes

The Company's U.S. operations are included in Grace's U.S. federal and state income tax returns. Grace's consolidated income tax provision has generally been allocated to the Company as if the Company filed separate income tax returns. The allocated current provision is settled with Grace on a current basis. No liability for potential future income tax assessments relating to prior years is included in the special-purpose combined financial statements.

Deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the financial statement amounts for existing assets and liabilities and their respective tax bases and
operating loss and tax credit carryforwards.   A valuation allowance is
provided when it is more likely than not that all or some portion of a deferred tax asset will not be realized. Deferred tax liabilities or assets at the end of each period are determined using the tax rates then in effect.

Research and Development

Research and development costs are expensed as incurred and amounted to $40,675, $42,255 and $36,926 in 1997, 1996 and 1995, respectively, including corporate allocations.  See Note 14 for further information.

Other Expenses, Net

Other expenses, net consists primarily of losses on the sale of receivables (see Note 5), realized foreign exchange gains and losses, gains and losses on the disposal of fixed assets and equity interest in the gains and losses of affiliated companies.

Earnings per Share

For the periods presented, the Company was a business unit of Grace and did not have a separate identifiable capital structure upon which a calculation of earnings per share could be based. Historical earnings per share of Grace Packaging calculated on an equivalent share basis (i.e., using the weighted average number of shares of WRG common stock outstanding) were $2.35, $1.09 and $1.47 for the years ended December 31, 1997, 1996 and 1995, respectively. The equivalent earnings per share of Grace Packaging are not necessarily indicative of the results that would have occurred had Grace Packaging been a stand-alone entity for the periods presented.

The weighted average number of common shares used to compute equivalent earnings per share amounts were 74.0 million for 1997, 92.0 million for 1996 and 95.8 million for 1995.

Recently Issued Accounting Pronouncements

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 130 in 1998.

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 131 in 1998.

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS 132") effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 132 in 1998.

Reclassifications

Certain prior period amounts have been reclassified to conform to current year presentation.

Note 3.  Acquisitions

In 1997 the Company purchased all the shares of Shurpack, Inc., a US manufacturer of flexible food packaging for net cash consideration of $12,137. This transaction was accounted for as a purchase and resulted in goodwill of $5,087.

During 1997 the Company invested approximately $3,000 in Grace Packaging Gaoming Co. Ltd. ("Gaoming"), a Chinese manufacturer of shrink films for sausage casings. Gaoming was a joint venture previously accounted for as an investment under the equity method prior to this additional investment. As a result of the consolidation of Gaoming, the Company recorded minority interest of $2,680 at December 31, 1997.

In 1996, the Company acquired Cypress Packaging, Inc., a U.S. manufacturer of flexible packaging primarily for the retail pre-cut produce market segment, for net cash consideration of $16,838. This transaction was accounted for as a purchase and resulted in goodwill of $8,738.

Note 4.  Other Balance Sheet Items

The Company's other balance sheet items consist of the following:

                                                             December 31,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Inventories (at FIFO, which approximates current
cost):
   Raw materials                                        $44,043       $40,853
   Work in process                                       54,532        54,781
   Finished goods                                       142,282       140,908
                                                      ----------    ----------
                                                        240,857       236,542
Reduction of certain inventories to LIFO basis          (14,881)      (17,231)
                                                      ----------    ----------
   Total                                               $225,976      $219,311
                                                      ==========    ==========

Inventories accounted for on a LIFO basis represented approximately 27% of total inventories at December 31, 1997 and 1996. The liquidation of prior years' LIFO inventory layers in 1996 did not materially affect the Company's results of operations.

                                                            December 31,
                                                      ------------------------
                                                         1997         1996
                                                      ----------    ----------
Other Assets:
   Leased equipment, net                              $40,250      $30,905
   Long-term lease receivables                          7,800       11,086
   Pension intangible                                   6,900           --
   Other intangible assets, net                         8,515        5,343
   Investment in joint ventures and affiliates             --        4,784
   Other                                                2,423        4,309
                                                       ------       ------
      Total                                           $65,888      $56,427
                                                       ======       ======

Leased equipment consists of equipment held for lease or equipment at customer locations under no-charge operating lease arrangements. Leased equipment is recorded at cost less accumulated amortization. Amortization is calculated over a term relevant to the agreement, generally from three to 10 years.

The Company recorded $4,151 and $4,832 of current lease receivables, and $7,800 and $11,086 in long-term lease receivables, related to sales-type lease arrangements at December 31, 1997 and 1996, respectively.

See Note 10 for information concerning pension intangible.

Other intangibles consist mainly of patents, licenses and non-compete agreements. Intangibles are amortized over the useful life or the shorter of the term of the related agreement or four years.

Total amortization expense related to leased equipment and intangible assets was $4,517, $3,466 and $4,779 during the years ended December 31, 1997, 1996 and 1995, respectively.


                                                         December 31,
                                                  ------------------------
                                                     1997          1996
                                                  ----------    ----------
Other Current Liabilities:
   Accrued incentive compensation and other
      employee benefits                             $23,025       $25,993
   Accrued salaries, wages and related taxes         17,650        16,094
   Accrued restructuring costs                       12,943        38,921
   Accrued operating expenses                         9,100        11,937
   Other                                              5,992        13,710
                                                  ---------     ----------
      Total                                         $68,710      $106,655
                                                  =========     ==========


                                                         December 31,
                                                  ------------------------
                                                     1997          1996
                                                  ----------    ----------
Other Liabilities:
   Other postretirement benefits                    $59,900      $59,600
   Pensions                                          14,000        4,200
   Long-term incentive program                        8,900        7,100
   Statutory social security                          3,058        3,577
   Deferred income                                    1,656        1,636
   Other                                              9,133        7,475
                                                  ---------     ----------
      Total                                         $96,647      $83,588
                                                  =========     ==========



Unfunded statutory social security obligations represent the present value of the Company's future social security obligations for certain eligible, active employees in France based on actuarial calculations.

See Notes 8, 10 and 11 for information concerning restructuring, pension and other postretirement benefit obligations, respectively.

Note 5.   Sale of Accounts Receivable

During 1995, Grace entered into agreements to sell up to $120,000 of interests in designated pools of accounts receivable. At December 31, 1995, $116,000 had been received pursuant to such sales, including $47,068 relating to accounts receivable of Grace Packaging. The amounts sold have been reflected as reductions to accounts receivable. Under the terms of the agreements, new interests in accounts receivable were sold as collections reduced previously sold accounts. The losses related to such sales were expensed as incurred. These agreements were terminated as to Grace Packaging during September 1996 with no gain or loss incurred on termination.


Note 6.  Income Taxes

The components of earnings before income taxes were as follows:


                                        1997          1996          1995
                                       ------        ------        ------
Domestic                              $105,694      $101,012      $117,100
Foreign                                157,978        68,810       118,373
                                       -------       -------       -------
   Total                              $263,672      $169,822      $235,473
                                       =======       =======       =======

The components of the provision for income taxes were as follows:

                                        1997          1996          1995
                                       ------        ------        ------
Current tax expense
   Federal                             $26,905       $41,986       $46,550
   State and local                       5,233         7,245         9,872
   Foreign                              42,821        30,515        46,997
                                        ------        ------       -------
      Total current                     74,959        79,746       103,419
                                        ------        ------       -------

Deferred tax expense/(benefit)
   Federal                               6,465        (8,891)       (8,011)
   State and local                       1,055          (328)         (826)
   Foreign                               7,461          (535)           (1)
                                        ------        ------       -------
      Total deferred                    14,981        (9,754)       (8,838)
                                        ------        ------       -------
      Total provision                  $89,940       $69,992       $94,581
                                        ======        ======        ======


Deferred tax assets/(liabilities) consist of the following:

                                                               December 31,
                                                           ------------------
                                                             1997        1996
                                                           -------    -------
Reserves not yet deductible for tax purposes               $10,931    $15,231
Research and development expenses                           25,337     24,306
Postretirement benefits other than pensions                 21,643     20,860
Employee benefit items                                       6,429      6,004
Capitalized inventory costs and inventory reserves           8,877      4,367
Foreign net operating loss carryforwards, investment tax
   allowances and foreign tax credits                       25,118     33,422
Other                                                        7,642      5,136
                                                           -------    -------

   Gross deferred tax assets                               105,977    109,326

Valuation allowance                                        (10,445)   (18,599)
                                                           -------    -------

   Total deferred tax assets                                95,532     90,727
                                                           -------    -------
Depreciation and amortization                              (71,814)   (52,175)
Capitalized interest                                       (15,126)   (14,384)
Other                                                         (208)      (803)

   Total deferred tax liabilities                          (87,148)   (67,362)
                                                           -------    -------
   Net deferred tax assets                                  $8,384    $23,365
                                                           =======    =======

The U.S. federal statutory corporate tax rate reconciles to the Company's effective tax rate as follows:

                                                   1997       1996       1995
                                                  ------     ------     ------
Statutory U.S. federal tax rate                    35.0%      35.0%      35.0%
State income taxes, net of federal tax benefit      1.5        2.4        2.3
U.S. and foreign taxes on foreign operations       (2.6)       3.4        2.6
Other                                               0.2        0.4        0.3
                                                   ----       ----       ----
Effective tax rate                                 34.1%      41.2%      40.2%
                                                   ====       ====       ====


The Company has concluded that it is more likely than not that the remaining balance of deferred tax assets of $95,532 after consideration of the valuation allowance at December 31, 1997, will be realized based upon anticipated future
results.   The valuation allowance of $10,445 at December 31, 1997 has been recorded due to the uncertainty of the realization of certain foreign deferred tax assets, primarily relating to foreign investment tax allowances that arose during 1996.

Provision has not been made for additional federal, state or foreign taxes on
undistributed earnings of foreign subsidiaries.   It is management's current
intent that these earnings will continue to be reinvested indefinitely. The distribution of these earnings would result in additional foreign withholding taxes and additional U.S. federal income taxes to the extent they are not offset by foreign tax credits. It is not practicable to estimate the total tax liability that would be incurred upon such distribution.

At December 31, 1997, there were $36,823 of foreign net operating loss carryforwards ($14,867 tax effected), $26,040 of investment tax allowances ($7,812 tax effected) and $2,439 of foreign tax credits, the majority of which have no expiration period. In accordance with the Transaction Agreements, New Grace will receive cash from New Sealed Air equivalent to the tax benefit of such tax attributes as realized.

Note 7. Properties and Equipment

                                                         December 31,
                                                  ---------------------------
                                                     1997             1996
                                                  ----------       ----------
Land and improvements                               $13,219          $14,940
Buildings                                           306,880          280,982
Machinery and equipment                           1,125,567        1,026,876
Other property and equipment                        119,533          127,512
Construction in progress                            187,797          327,925
                                                  ---------        ---------
                                                  1,752,996        1,778,235
Accumulated depreciation and amortization          (712,844)        (656,473)
                                                  ---------        ---------
  Properties and equipment, net                  $1,040,152       $1,121,762
                                                  =========        =========


Depreciation and amortization expense relating to properties and equipment amounted to $106,563, $90,914 and $75,578 in 1997, 1996 and 1995, respectively.

Interest cost capitalized during 1997, 1996 and 1995 was $12,775, $17,650 and $15,071, respectively.

Leases

Future minimum payments for operating leases as of December 31, 1997 are as follows:

1998                                               $10,444
1999                                                 8,648
2000                                                 7,234
2001                                                 5,756
2002                                                 3,349
2003 and beyond                                        680
                                                    ------
  Total minimum payments                           $36,111
                                                    ======


Rental expense for operating leases was $9,588, $12,036 and $11,560 in 1997, 1996 and 1995, respectively.

Note 8.   Restructuring Costs and Asset Impairments

Restructuring Costs

The Company began implementing a worldwide program in 1995 focused on streamlining processes and reducing general and administrative expenses and factory administration costs. Under this program, the Company has continued to implement additional cost reductions and efficiency improvements, as it has further evaluated and reengineered its operations. In connection with these programs, the Company recorded restructuring charges of $3,616 in 1997, $47,947 in 1996 and $11,145 in 1995. These charges primarily related to headcount reductions and the restructuring of the Company's European operations (in areas such as working capital management, manufacturing and sales).

The components of the 1997, 1996 and 1995 restructuring charges, spending and other activity during 1997, 1996 and 1995, and the remaining reserve balances at December 31, 1997 were as follows:

                                                      Employee
                                                    Termination       Plant/Office          Other
                                                      Benefits          Closures            Costs           Total
                                                    -----------       ------------       -----------        -----
Restructuring reserve at December 31, 1994             $2,837              $506          $     --           $3,343
Restructuring provisions recorded in 1995               9,845               500                800          11,145
Cash payments during 1995                              (1,008)               --               (500)         (1,508)
                                                      -------           -------            -------         -------
Restructuring reserve at December 31, 1995             11,674             1,006                300          12,980

Restructuring provisions recorded in 1996              41,328             4,400              2,219          47,947
Cash payments during 1996                             (19,971)             (200)            (1,835)        (22,006)
                                                      -------           -------            -------         -------
Restructuring reserve at December 31, 1996             33,031             5,206                684          38,921

Restructuring provisions recorded in 1997               3,200                --                416           3,616
Cash payments during 1997                             (26,074)           (2,420)            (1,100)        (29,594)
                                                      -------           -------            -------         -------
Restructuring reserve at December 31, 1997            $10,157            $2,786          $     --          $12,943
                                                      =======           =======            =======         =======


Employee termination benefits primarily represent severance pay and other benefits (including benefits under long-term incentive programs paid over time) associated with the elimination of approximately 400 positions worldwide. Through December 31, 1997, approximately 360 positions had been eliminated.

Subsequent to the Reorganization, certain restructuring obligations (for which approximately $1,100 was accrued as of December 31, 1997) will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to such restructuring obligations retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Asset Impairments

During 1997, 1996 and 1995, the Company determined that, due to certain market demand shifts and manufacturing capacity strategies, certain long-lived assets and related goodwill were impaired. As a result, in 1997, 1996 and 1995 the Company recorded noncash pretax charges of approximately $10,828, $27,000 and $6,600, respectively. The components of the 1997, 1996 and 1995 charges were as follows:


                                           1997          1996          1995
                                          ------        ------        ------
Properties and equipment                $  10,828      $  9,000      $  1,900
Goodwill and other intangible assets            -        11,100           300
Long-term investments                           -         4,200         4,400
Other assets                                    -         2,700             -
                                           ------        ------         -----
                                        $  10,828      $ 27,000      $  6,600
                                           ======        ======         =====

Note 9. Long-Term Incentive Program

Certain Grace Packaging employees participate in Grace's Long-Term Incentive Program ("LTIP"), which provides that employees can earn performance units based upon the achievement of targeted earnings and shareholder value creation goals over a three-year period. These performance units are equivalent in value to a share of Grace common stock at the end of the three-year period. Awards are paid to participants following the end of each three-year period.

Provisions for the LTIP awards are made quarterly based upon progress toward meeting the targets described above. LTIP expense included in the special-purpose combined financial statements related to Grace Packaging employees was $5,900, $1,900 and $7,000 for 1997, 1996 and 1995, respectively.

In accordance with SAB 55, the special-purpose combined financial statements also reflect an allocation of LTIP expense related to Grace corporate employees that performed services on behalf of Grace Packaging. See Note 14 for a discussion of corporate allocations. The provision included in the special-purpose combined financial statements for allocated LTIP expenses was $23,710, $9,293 and $10,811 for 1997, 1996 and 1995, respectively.

In conjunction with the Reorganization, LTIP liabilities related to Grace Packaging employees (for which approximately $8,900 was accrued as of December 31, 1997) will be retained by New Grace and the participation of Grace Packaging employees in Grace's LTIP will cease. As of the date of the Reorganization, the Company's liability with respect to LTIP obligations retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Note 10.   Pension Plans

Substantially all of the Company's U.S. employees are covered by non-contributory defined benefit plans sponsored by Grace. Benefits are generally based on final average salary and years of service. Grace funds its U.S. pension plans in accordance with U.S. federal laws and regulations. Plan assets consist primarily of publicly traded common stocks, fixed income securities and cash equivalents.

Separate calculations of Grace Packaging's net pension cost and funded status within Grace's U.S. pension plans have been performed. Grace Packaging's total pension expense consists of the following components:

                                                                  1997              1996              1995
                                                                --------          --------          --------
Service cost on benefits earned during the year                $    5,800       $    6,400       $    5,200
Interest cost on benefits earned in prior years                    12,700           12,100           10,800
Actual return on plan assets                                      (13,900)         (18,800)         (22,200)
Deferred gain on plan assets                                            -            5,800           10,600
Amortization of net gains and prior service costs                    (900)            (200)          (1,300)
                                                                 --------         --------         --------
Net pension cost                                               $    3,700       $    5,300       $    3,100
                                                                 ========         ========         ========


Grace Packaging's funded status within Grace's U.S. plans was as follows:

                                                                            December 31,
                                                                         1997          1996
                                                                        ------        ------
Actuarial present value of benefit obligation:
Vested                                                                  186,500       150,000
                                                                        -------       -------
Accumulated benefit obligation                                          189,300       152,400
                                                                        -------       -------
Total projected benefit obligation                                      202,000       163,000
Plan assets at fair value                                               175,300       158,700
                                                                        -------       -------
Plan assets less than projected benefit obligation                      (26,700)       (4,300)
Unamortized net gain at initial adoption                                 (6,000)       (7,500)
Unamortized prior service cost                                           14,900         6,100
Unrecognized net loss                                                    10,700         1,500
                                                                        -------       -------
Accrued pension cost                                                     (7,100)       (4,200)
Adjustment required to recognize minimum liability                       (6,900)            -
                                                                        -------       -------
Accrued pension cost liability recognized in the balance sheet          (14,000)       (4,200)
                                                                        =======       =======


The following significant assumptions were used in calculating the Company's U.S. pension cost and funded status:

                                           1997      1996      1995
                                          ------    ------    ------
Discount rate at December 31,              7.3%      8.0%      7.3%
Expected long-term rate of return          9.0%      9.0%      9.0%
Rate of compensation increase              4.5%      4.5%      4.5%


The Company's non-U.S. employees participate in various Grace-sponsored retirement plans. Net pension cost for these plans has been allocated annually
to the Company by Grace.   Total pension costs allocated to the Company in
connection with these plans were $800, $3,000 and $500 in 1997, 1996 and 1995,
respectively.   No portion of the non-U.S. pension assets or liabilities has been allocated to the Company, on the basis that non-U.S. employees are considered to have participated in a multiemployer pension plan as defined in Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions."

Separate calculations for the components of net pension cost for the Company and the Company's funded status within the Grace-sponsored non-U.S. plans are not available. The following tables reflect the components of net pension cost and the funded status of the non-U.S., Grace-sponsored pension plans for all Grace businesses:

                                                             1997              1996               1995
                                                            ------            ------             ------
Service cost on benefits earned during the year           $   10,000       $    10,700       $    10,500
Interest cost on benefits earned in prior years               19,400            23,100            21,400
Actual return on plan assets                                 (51,100)          (39,100)          (52,000)
Deferred gain on plan assets                                  20,400             8,200            26,200
Amortization of net gains and prior service costs               (500)             (300)             (800)
Net curtailment and settlement loss (gain)                     3,700            (2,400)               -
                                                             -------           -------           -------
Net pension cost                                          $    1,900       $       200       $     5,300
                                                             =======           =======           =======




                                                                     Assets Exceed                  Accumulated Benefits
                                                                  Accumulated Benefits                 Exceed Assets
                                                                      December 31,                      December 31,
                                                               --------------------------       --------------------------
                                                                  1997             1996            1997             1996
                                                               ---------        ---------       ---------        ---------
Actuarial present value of benefit obligation:
Vested                                                         $ 194,300        $ 161,800       $   76,200       $   75,200
                                                                --------          -------          -------          -------
Accumulated benefit obligation                                 $ 194,900        $ 162,500       $   83,600       $   82,800
                                                                --------          -------          -------          -------
Total projected benefit obligation                               205,000        $ 183,200       $  100,100       $  103,300
Plan assets at fair value                                        339,100          313,400            2,600            6,100
                                                                --------          -------          -------          -------
Plan assets in excess of/(less than) projected benefit
  obligation                                                     134,100          130,200          (97,500)         (97,200)
Unamortized net (gain)/loss at initial adoption                   (3,400)          (4,700)           2,900            3,800
Unamortized prior service cost                                     3,600            4,100                -                -
Unrecognized net (gain)/loss                                     (14,900)         (17,300)          20,300           15,000
                                                                --------          -------          -------          -------
Prepaid/(accrued) pension cost                                 $ 119,400         $112,300         $(74,300)        $(78,400)
                                                                ========          =======          =======          =======


The following significant assumptions were used in calculating the pension cost and funded status for the non-U.S. Grace-sponsored pension plans for all Grace businesses:

                                         1997          1996          1995
                                        ------        ------        ------
Discount Rate at December 31,          2.3-7.5%      3.4-8.7%     5.1-11.6%
Expected long-term rate of return     6.0-10.5%     6.0-10.5%     6.0-10.5%
Rate of compensation increase          2.0-5.0%      2.5-7.5%      4.0-7.5%


The Company's participants historically comprised approximately 66% of the total participants in the non-U.S. Grace-sponsored pension plans.

Subsequent to the Reorganization, the pension obligations relating to substantially all of the Company's U.S. employees will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to such employees to be retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Subsequent to the Reorganization, it is expected that New Sealed Air will assume substantially all of the pension obligations related to the Company's non-U.S. employees and will also receive a corresponding amount of assets from the non-U.S. Grace plans. However, differences, if any, between the non-U.S. projected benefit obligations assumed by New Sealed Air and the value of the assets transferred related to such obligations will be accounted for as a contribution to, or distribution from, Grace Packaging.

Note 11.  Other Postretirement Benefit Plans

The Company's U.S. retired employees receive certain postretirement health care and life insurance benefits under plans established by Grace. Those retiree medical and life insurance plans provide for various levels of benefits to employees (depending on their dates of hire) who retire from the Company after age 55 with at least 10 years of service. The plans are unfunded.

The Company applies Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions," which requires the accrual method of accounting for the future costs of postretirement health care and life insurance benefits over the employees' years of service. Grace pays the costs of postretirement benefits as they are incurred.

Actuarial calculations of net postretirement benefit costs and accrued obligations for Grace Packaging participants within the Grace retiree medical and life insurance plans were performed as if Grace Packaging were a stand-alone entity. Included in other liabilities are the following:

Accumulated postretirement benefit obligation:

                                                           December 31,
                                                      1997           1996
                                                    --------       --------
  Retirees                                        $   23,900     $   23,500
  Fully eligible participants                          3,300          2,500
  Active ineligible participants                      24,000         19,300
                                                     -------        -------
                                                      51,200         45,300
  Unrecognized net loss                               (4,100)             -
  Unrecognized prior service benefit                  12,800         14,300
                                                     -------        -------
  Accrued postretirement benefit obligation        $  59,900     $   59,600
                                                     =======        =======

Net periodic postretirement benefit cost for 1997, 1996 and 1995 consists of the following components:

                                                             1997           1996          1995
                                                            ------         ------        ------
Service cost                                              $     800     $     800     $     600
Interest cost on accumulated postretirement benefit
  obligation                                                  3,600         3,400         3,900
Amortization of net loss                                         -             -             -
Amortization of prior service benefit                        (1,500)       (1,600)       (1,800)
                                                              -----         -----         -----
   Net periodic postretirement benefit cost               $   2,900     $   2,600     $   2,700
                                                              =====         =====         =====


Medical care cost trend rates were projected at 8.7% in 1997, declining to
5.0% through 2001 and remaining level thereafter.   An increase of one
percentage point in each year's assumed medical care cost trend rate, holding all other assumptions constant, would increase the annual net periodic postretirement benefit cost by $185 and the accumulated postretirement benefit obligation by $2,500. The discount rates at December 31, 1997, 1996 and 1995 were 7.3%, 8.0% and 7.3%, respectively.

Subsequent to the Reorganization, the postretirement obligation related to all retired Grace Packaging employees and those active Grace Packaging employees who would be eligible to receive postretirement benefits if they should retire at any time on or before the first anniversary of the Reorganization, will be retained by New Grace. As of the date of the Reorganization, the Company's liability to be retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Note 12.   Equity

Because Grace Packaging operations have been conducted by divisions or subsidiaries of Grace Specialty Chemicals, rather than by a distinct consolidated legal entity, there are no customary equity and capital accounts. Grace Packaging's operations are funded by means of intercompany accounts with
Grace Specialty Chemicals.   Therefore, equity also includes intercompany
balances due to Grace Specialty Chemicals arising from the funding of Grace Packaging, as well as balances related to transactions and other charges and credits between Grace Packaging and Grace, as more fully described in Note 14. The special-purpose combined financial statements include equity balances related only to Grace Packaging. Therefore, changes within the equity accounts of Grace related to the declaration and payment of dividends to its shareholders, the addition of capital contributions, the granting and exercising of stock options and the purchase of treasury stock have been excluded, since such movements related to Grace and not to Grace Packaging on a stand-alone basis. Similarly, due to the above factors, it has not been possible to present separately within equity the retained earnings of Grace
related to Grace Packaging.   A summary of changes in equity follows:

<CAPITAL>
                                            1997               1996               1995
                                           ------             ------             ------
Balance, beginning of year              $  1,428,925       $  1,227,613      $    950,374
Net earnings                                 173,732             99,830           140,892
Advances (to) from Grace Specialty
  Chemicals, net                            (119,975)           101,482           136,347
                                            --------          ---------         ---------
Balance, end of year                    $  1,482,682       $  1,428,925      $  1,227,613
                                           =========          =========         =========


Cumulative translation adjustments for the three years ended December 31, 1997 were as follows:

<CAPITAL>
                                            1997               1996               1995
                                           ------             ------             ------
Balance, beginning of year               $  (47,135)        $ (47,265)        $ (52,613)
Translation adjustment                      (82,919)              130             5,348
                                            -------           -------           -------
Balance, end of year                     $ (130,054)        $ (47,135)        $ (47,265)
                                            =======           =======           =======


Stock Options

Certain of the Company's employees participate in WRG's stock incentive plans. Options granted under these plans have an exercise price equal to the market value of WRG's common stock on the date of grant, become exercisable at the time or times determined by a committee of WRG's Board of Directors and have terms of up to ten years and one month. Options to purchase approximately 4.5 million shares of WRG common stock were outstanding at December 31, 1997, at an average exercise price of approximately $36.00. Options held by current and former employees of Grace Packaging represent approximately 14.5% of the
4.5 million options outstanding as of December 31, 1997.

Concurrent with the Reorganization, the outstanding options to purchase WRG common stock that are held by Grace Packaging employees will be converted to options to purchase common stock of New Sealed Air. All other options will be converted to options to purchase common stock of New Grace. The number of shares that can be purchased when the stock options are exercised, and the exercise price, will be adjusted using formulas designed to maintain the approximate economic value of the options at the time of the Reorganization.

The pro forma effects on earnings of applying SFAS No. 123 for those options granted during 1997, 1996 and 1995 to employees of Grace Packaging were $1,400, $600 and $500, respectively. The fair value of option grants were estimated using the Black-Scholes option pricing model with the following historical weighted-average assumptions:

                                    1997      1996      1995
                                    ----      ----      ----
Dividend yields                       1%        1%        3%
Expected volatility                  29%       26%       25%
Risk-free interest rates              6%        6%        7%
Expected life (in years)              4         4         4


Based on the above assumptions, the weighted-average fair value of each option granted was $16.00 for 1997, $14.00 for 1996 and $7.00 for 1995.

Note 13.   Financial Instruments

Fair Value of Financial Instruments

At December 31, 1997 and 1996, the carrying value of financial instruments such as accounts receivable, other assets, accounts payable, and accrued liabilities approximated their fair values, based on the short-term maturities of these instruments.

Foreign Currency Contracts

Grace Packaging enters into forward foreign exchange sales and purchase contracts with Grace in order to hedge foreign currency exposures related to firm commitments to purchase inventory and fixed assets, as well as firm
commitments to sell products.   Gains and losses associated with these forward
currency exchange contracts are deferred and included in the measurement of the related foreign currency transaction. However, losses are not deferred if it is estimated that deferral would result in the recognition of losses in later periods.

The notional principal amounts of forward foreign currency exchange contracts at December 31, 1997 and 1996 were $33,317 and $37,600, respectively. Fair market values were not significant. The Company may be exposed to foreign exchange loss in the event of nonperformance by Grace, but considers the likelihood of nonperformance remote.

Concentrations of Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. A significant portion of the Company's sales are to customers in the food processing or distribution industry and, as such, the Company is directly affected by economic factors impacting that industry. The Company does not require collateral; however, the credit risk associated with trade receivables is minimal due to the Company's large customer base. Historically, the Company has not experienced significant losses on trade receivables.

The Company relies on certain vendors to supply its primary raw material needs; however, the Company believes that other suppliers could provide for the Company's needs on comparable terms. Adverse changes in the supply flow could, however, cause delays in manufacturing.

Note 14.   Related Party Transactions and Allocations

Cash

Grace Packaging has used Grace's centralized cash management services.   Under
such service arrangements, excess domestic cash was invested, and disbursements were funded, centrally by Grace on behalf of Grace Packaging.

Shared Services

Grace has allocated a portion of its domestic and overseas regional corporate expenses to its business units, including Grace Packaging. These expenses have reflected corporate overhead; benefit administration; risk management/insurance administration; tax and treasury/cash management services; environmental services; litigation administration services; general legal services, including intellectual property; and other support and executive functions. Allocations and charges are based on either a direct cost pass-through or a percentage allocation for services provided, based on factors such as net sales, management effort, or headcount.

Domestic corporate expenses of Grace allocated to Grace Packaging in accordance with SAB 55 totaled $28,213, $15,175 and $22,542 for 1997, 1996 and 1995, respectively, and are included in marketing, administrative and development expenses.

Domestic research and development expenses of Grace and allocated to Grace Packaging in accordance with SAB 55 totaled $5,074 and $6,851 for 1996 and 1995, respectively, and are included in marketing, administrative and development expenses.

Management believes that the basis used for allocating corporate services is reasonable and that the terms of these transactions would not materially differ from those among unrelated parties.

Additionally, the accompanying statement of earnings includes allocations of costs for general and administrative services and maintenance services for shared facilities as well as data processing services provided by Grace's European central data processing facility. The allocated costs and expenses related to general and administrative functions, maintenance, data processing and other facility support functions were $55,802, $84,005 and $99,437 for 1997, 1996 and 1995, respectively. Of these amounts $6,181 has been included in cost of sales and $49,621 has been included in marketing, administrative and development expenses in 1997 ($15,226 and $68,779 in 1996, and $15,236 and $84,201 in 1995). The cost allocations for these services were determined based on methods that management considers to be reasonable.

Prior to the Reorganization, New Grace and the Company expect to enter into short-term administrative and support service agreements, as necessary.

Grace has also charged Grace Packaging for its share of domestic workers' compensation, automobile and other general business liability insurance premiums and claims, which have all been handled by Grace on a corporate basis. These charges have been based on Grace Packaging's actual and expected future experience, including actual payroll expense, and have not been significant to the Company's results of operations.

Shared Facilities

The Company shares certain sales, manufacturing and administration facilities with Grace. Subsequent to the Reorganization, ownership of these shared facilities will either be retained by the Company, retained by New Grace or physically divided between the Company and New Grace. In certain locations where the ownership of facilities cannot be legally divided in accordance with the business needs of Grace Packaging and New Grace, the two parties will enter into lease or similar agreements under which one of the parties will retain ownership of land and buildings and lease space to the other.

The property and equipment included in the accompanying balance sheets have been allocated in accordance with the expected ownership of such assets subsequent to the Reorganization.

Note 15.   Commitments and Contingencies

Contingent Non-Grace Packaging Liabilities

New Grace has agreed to indemnify the Company against all liabilities of Grace, whether relating to events occurring before or after the Reorganization, other than liabilities arising from or relating to Grace Packaging operations (unless otherwise retained by New Grace under the terms of the Transaction Agreements). After the Reorganization, the Company may remain contingently liable with respect to pre-Reorganization liabilities that
are not related to Grace Packaging operations.   Management believes that in
view of the nature of the non-Grace Packaging liabilities, New Grace's agreement to indemnify the Company and the expected impact of the Reorganization on New Grace's financial position, the risk of loss to the Company from non-Grace Packaging liabilities is remote.

Environmental

The Company is subject to loss contingencies resulting from environmental laws and regulations. The Company accrues for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals do not take into account any discounting for the time value of money and are not reduced by potential insurance recoveries, if any. The Company's liabilities for environmental investigatory and remediation costs totaled approximately $4,700 and $4,800 at December 31, 1997 and 1996, respectively, and are included in other current liabilities in the accompanying special-purpose combined balance sheet.

The Company's environmental liabilities are reassessed whenever circumstances become better defined and/or remediation efforts and their costs can be better estimated. These liabilities are currently evaluated periodically, based on available information, including the progress of remedial investigation at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) and/or new sites are assessed and costs can be reasonably estimated, the Company will continue to review and analyze the need for adjustments to the recorded accruals. However, the Company believes that it is adequately reserved for all probable and estimable environmental exposures.

Subsequent to the Reorganization, certain Grace Packaging environmental liabilities (for which approximately $4,000 was accrued as of December 31, 1997) will be retained by New Grace. As of the date of the Reorganization, the Company's liability with respect to such environmental obligations retained by New Grace, including related deferred income taxes, will be reversed and accounted for as an equity contribution from Grace.

Guarantee of New Grace Outstanding Public Debt

WRG currently is the guarantor of the outstanding public debt (approximately $652,200 at December 31, 1997) of Grace Specialty Chemicals, which will be owned by New Grace upon completion of the Reorganization. WRG will continue as the guarantor of any of such debt remaining outstanding following the Reorganization (see Note 17). New Grace will indemnify New Sealed Air against any liability arising from the guarantee. To the extent that more than $50,000 of such debt remains outstanding after the Reorganization, New Sealed Air will receive a letter of credit to be obtained by New Grace to cover any payments it must make under its guarantee.

Note 16.   Information About Foreign Operations

The table below provides information pertaining to Grace Packaging's operations by geographic area. Interregion sales, eliminated in combination, were not significant.

                                             United
                                             States
                                              and                         Asia         Latin
                                             Canada        Europe       Pacific       America         Total
                                            --------       ------       -------       -------         -----
Net Sales                         1997      $953,281      $526,829      $200,954      $152,047      $1,833,111
                                  1996       864,254       530,328       202,560       144,460       1,741,602
                                  1995       859,223       520,571       194,836       131,012       1,705,642

Earnings before income
 taxes(1)                         1997       137,694        79,894        19,431        26,653         263,672
                                  1996        95,543        16,987        26,557        30,735         169,822
                                  1995       108,283        63,222        38,057        25,911         235,473

Identifiable assets               1997       903,361       407,878       201,308       134,284       1,646,831
                                  1996       873,754       452,272       258,563       118,299       1,702,888
                                  1995       726,243       454,607       193,544       102,966       1,477,360


(1) Includes 1997, 1996 and 1995 pretax charges of $14,444, $74,947 and
    $17,745, respectively, relating to restructuring costs and asset impairments (see Note 8).

Note 17.   Subsequent Events

On March 20, 1998, WRG's shareholders approved the Reorganization and Merger. The Merger was also approved by Sealed Air's shareholders on March 23, 1998. The accompanying special-purpose combined financial statements do not reflect the effects of the Reorganization, Cash Transfer and Merger (all of which are expected to be completed by March 31, 1998).

As discussed in Note 1, Grace Specialty Chemicals is to receive a Cash Transfer of approximately $1,200,000. Grace Specialty Chemicals intends to use the cash to repay substantially all of its debt, including approximately $644,000 of publicly held debt guaranteed by WRG. On March 10, 1998, Grace Specialty Chemicals offered to purchase such debt. The offers expired on March 27, 1998, by which time approximately $611,000 of the debt had been tendered. It is anticipated that the tendered debt will be accepted for payment by Grace Specialty Chemicals on March 31, 1998, subject to the consummation of the Merger, with payment to be made promptly thereafter. The publicly held debt of $8,500 that was not subject to the offer was repaid in full during March 1998.

Note 18.  Quarterly Summary (Unaudited)

                    1st Qtr      2nd Qtr      3rd Qtr      4th Qtr
                   ---------    ---------    ---------    ---------
1997
  Net sales         $422,693     $463,211     $461,835     $485,372
  Cost of sales      274,629      299,528      299,699      313,253
  Net earnings        37,260       38,259       36,026       62,187(1)
1996
  Net sales         $409,141     $426,340     $436,131     $469,990
  Cost of sales      265,534      286,270      288,530      310,672
  Net earnings        29,780        7,975       41,058       21,017


(1) Net earnings for the first three quarters of 1997 reflect income taxes using an estimated effective tax rate of 41.2%. Net earnings for the fourth quarter of 1997 include an income tax benefit to adjust the Company's full year effective tax rate to 34.1%.